Exhibit 99.1

Press Release

Release Date:	November 21, 2016	Contact:	Jack E. Rothkopf
	At 4:30 p.m. EST		Chief Financial Officer
(215) 755-1500

PRUDENTIAL BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (November 21, 2016) –Prudential Bancorp, Inc. (the "Company") (Nasdaq:PBIP), the holding company for Prudential Savings Bank (the "Bank"), reported net income of $982,000, or $0.13 per diluted share, for the quarter ended September 30, 2016 as compared to $12,000 or $0.00 per diluted share, for the comparable period in 2015. The substantial increase in net income for the three month period ended September 30, 2016 as compared to the same quarter in the prior year was in large part due to increased net interest income, gains recognized on the sale of mortgage-backed securities and a reduction in the provision for loan losses recorded during the fourth quarter of fiscal 2016 combined with a significant reduction in the Company's non-interest expense.  These favorable variances were partially offset by a charge of approximately $300,000 related to expenses incurred in connection with the pending merger with Polonia Bancorp, Inc. ("Polonia").

For the fiscal year ended September 30, 2016, the Company recognized net income of $2.7 million, or $0.36 per diluted share, as compared to net income of $2.2 million, or $0.27 per diluted share for the fiscal year ended September 30, 2015. Increased profitability for the year ended September 30, 2016 was primarily attributable to an increase in net interest income, gains recognized on the sale of mortgage-backed securities and a reduction in the provision for loan losses recorded during the fiscal 2016.  In addition, the Company reduced its non-interest expenses by approximately $1.9 million (including the effect of expenses related to the merger with Polonia) resulting from a comprehensive expense reduction program which began at the beginning of the fiscal 2016.  Profitability for the year ended September 30, 2015 primarily reflected the $2.1 million aggregate gain realized on the sale of three branch offices as well as a $138,000 gain on the sale of a SBA loan, partially offset by a provision for loan losses of $735,000 and increased non-interest expense primarily related to salaries and benefits expense.

Highlights for the quarter and year ended September 30, 2016 are as follows:

●	Core earnings (non-GAAP) increased to $1.3 million for the quarter ended and exceeded $3.1 million for the year ended September 30, 2016.
●	Net income for fiscal 2016 of $2.7 million reached its highest level since fiscal year 2010.
●	Total interest income and net interest income increased while interest expense and the cost of funds decreased for the quarter and year ended September 30, 2016 compared to the same periods in 2015.
●	Net loans increased $32.3 million, or 10.3%, from September 30, 2015.
●	Total deposits increased $24.1 million or 6.61% from September 30, 2015.
●	The Company received the regulatory approvals necessary to acquire Polonia.

●	The Bank's capital levels continue to remain substantially higher than the levels required to be considered well capitalized for regulatory purposes.
●
The Company has continued its payment of regular quarterly cash dividends to enhance value to our shareholders.  For the three months and year ended September 30, 2016, the Company paid $0.03 and 0.12, respectively.

Net Interest Income:

For the three months ended September 30, 2016, net interest income increased to $3.7 million as compared to $3.3 million for the same period in 2015. The increase reflected a $506,000 or 12.4% increase in interest income, partially offset by an increase of $46,000 or 5.7% in interest paid on deposits and borrowings. The increase in interest income was primarily due to an increase of $60.0 million, or 12.6%, in the balance of interest-earning assets, primarily due to an increase in the average outstanding balance of loans, specifically loans secured by commercial real estate, as well as the purchase of investment securities both classified as available-for-sale and held-to-maturity.  The Company increased the level of borrowings from the FHLB of Pittsburgh during the fourth quarter of fiscal 2016 in connection with the implementation of its previously announced leverage strategy commenced during the second quarter of fiscal 2016.  During the quarter ended September 30, 2016, the Company had an average balance of borrowings of $51.5 million with a weighted average cost of 1.15%; it had no borrowings outstanding during the same period in 2015. The total weighted average cost of funds decreased eight basis points to 0.78% for the September 30, 2016 quarter, from 0.86% for the same period in 2015.

For the year ended September 30, 2016, net interest income increased to $14.2 million as compared to $13.3 million for fiscal year 2015. The increase reflected an $803,000 or 4.8% increase in interest income combined with a decrease of $104,000 or 3.0% in interest paid on deposits and borrowings. The increase in interest income reflected the $19.8 million, or 4.8%, increase in average interest-earning assets, primarily consisting of increases of $4.5 million and $52.4 million, respectively, in the average balance of loans and investment securities available for sale. During the year ended September 30, 2016, the Company expanded its investment strategy to include purchases of investment grade corporate bonds with a carrying value of approximately $26.1 million as of September 30, 2016. The Company's borrowings from the FHLB also increased during the year ended September 30, 2016 as a result of the leverage strategy implemented during the second quarter of fiscal 2016. The Company had an average balance of borrowings of $35.6 million with a weighted average yield of 1.30% during the year ended September 30, 2016, an increase of $35.4 million from the level of average borrowings during the same period in 2015. The total weighted average cost of funds decreased 10 basis points to 0.80% for the year ended September 30, 2016, from 0.90% for fiscal year 2015.

For the three months ended September 30, 2016, the net interest margin was 2.77% compared to 2.73% for the same period in 2015. For the year ended September 30, 2016, the net interest margin was 2.75% as compared to 2.69% for fiscal year 2015. The net interest margin increased during the 2016 periods primarily due to the increased average balance of interest-earning assets combined with the Company's efforts in reducing its overall cost of funds.

Non-Interest Income:

Non-interest income amounted to $454,000 and $1.3 million for the three months and year ended September 30, 2016, respectively, compared to $225,000 and $3.0 million, respectively, for the comparable periods in 2015. The three months and year ended September 30, 2016 reflected gains related to the sale of mortgage-backed securities. The three months and year ended September 30, 2015 reflected the $40,000 and $2.1 million, respectively, gain on the sale of three branch offices as well as the recognition during the quarter ended June 30, 2015 of a $138,000 gain on the sale of a loan originated through the Small Business Administration program. By comparison, during the three months and year ended September 30, 2016, the Company recorded gains on the sale of mortgage-backed securities of $257,000 and $418,000, respectively, and increased service fee income.

Non-Interest Expenses:

For the three months and year ended September 30, 2016, non-interest expense decreased $524,000 or 15.8% and $1.9 million or 14.3%, respectively, compared to the same periods in the prior year.  The primary reasons for the decreases for the three months and year ended September 30, 2016 were decreases in salaries and employee expense, professional services and office occupancy expense, partially offset by the recognition of expenses related to the pending merger with Polonia. The reduction in operating expenses was a direct result of the implementation of the comprehensive expense reduction plan announced at the beginning of the 2016 fiscal year.

Income Taxes:

For the three-month period ended September 30, 2016, the Company recorded a tax expense of $423,000, compared to $30,000 for the same period in 2015. For the year ended September 30, 2016, the Company recorded income tax expense of $1.3 million as compared to $116,000 for fiscal year 2015. The Company's tax liability for both the three months and year ended September 30, 2015 was significantly reduced due the Company's ability to utilize its prior period capital loss carryforwards to offset the entire amount of the gain recorded on the sale of the three branch offices.

Balance Sheet:

At September 30, 2016, the Company had total assets of $559.5 million, as compared to $487.2 million at September 30, 2015, an increase of 14.8%.  At September 30, 2016, net loans receivable increased to $344.9 million from $312.6 million at September 30, 2015.  The increase in net loans receivable was primarily due to a $60.3 million increase in commercial real estate and multi-family loans and the purchase of short-term small equipment leases aggregating $3.3 million, partially offset by a $26.0 million reduction in the balance of one-to-four family residential loans combined with a $5.4 million reduction related to construction and land development loans. During fiscal 2016, the Company increased its available-for-sale investment securities portfolio by $61.2 million, while experiencing a $26.4 million reduction in investment securities held-to-maturity, primarily due to securities being called, the proceeds of which were primarily reinvested in available-for-sale securities.

Total liabilities increased by $75.3 million to $445.5 million at September 30, 2016, from $370.2 million at September 30, 2015. Total deposits increased $24.1 million, consisting primarily of short-term certificates of deposit. At September 30, 2016, the Company had FHLB advances outstanding of $50.6 million with variable maturities of which $35.0 million was used to fund the Company's investment leverage strategy referenced above and the remaining $15.6 million was used to fund loan growth and the purchase of investment securities.

Total stockholders' equity decreased by $3.0 million to $114.0 million at September 30, 2016 from $117.0 million at September 30, 2015. The decrease was primarily due to the $6.4 million expended in the acquisition of treasury stock in connection with the Company's previously announced stock repurchase program. During fiscal year 2016, the Company repurchased 404,081 shares under its current program with 214,574 shares remaining; however, only very limited repurchases have been effected since early March 2016 due to the pending merger with Polonia. Also contributing to the decrease was payment of cash dividends aggregating $895,000.  These decreases were partially offset by $2.7 million in net income earned during fiscal 2016 combined with a $780,000 after-tax increase in the unrealized gain on the available-for-sale securities portfolio and the fair value of interest rate swaps.

Asset Quality:

At September 30, 2016, the Company's non-performing assets totaled $16.5 million or 2.9% of total assets as compared to $14.8 million or 3.0% of total assets at September 30, 2015. All of the increase was due to the placement on non-accrual of the entire amount of the Company's largest loan relationship totaling $12.3 million and consisting of nine loans.  Non-performing assets at September 30, 2016 included five construction loans aggregating $10.3 million, 17 one-to-four-family residential loans aggregating $2.9 million, one single-family residential investment property loan totaling $1.4 million and two commercial real estate loans aggregating $1.3 million.  Non-performing assets also included at September 30, 2016 two real estate properties consisting of one single-family residential property totaling $607,000 and a commercial real estate property totaling $206,000. At September 30, 2016, the Company had ten loans aggregating $8.2 million that were classified as troubled debt restructurings ("TDRs"). Three of such loans aggregating $5.7 million as of September 30, 2016 were classified as non-performing as a result of not achieving a sufficiently long payment history, under the restructured terms, to justify returning the loans to performing (accrual) status.  Two of these three loans totaling $4.3 million (which are part of the Company's largest relationship referenced above) are over 90 days past due resulting from the discontinuation of funding by the Company of the development project (discussed below) due to the re-negotiation of the project's future direction to completion. The third loan, consisting of a residential loan of approximately $1.4 million, has made all of its required payments to date, but the Company has not returned the loan to performing status due to concerns with regard to  the borrower's ability to make remaining payments due.  The remaining eight TDRs have performed in accordance with the terms of their revised agreements. As of September 30, 2016, the Company had reviewed $19.4 million of loans for possible impairment of which $14.6 million was deemed classified as substandard compared to $16.8 million reviewed for possible impairment and $12.4 million of which was classified substandard as of September 30, 2015.

The Company did not record a provision for loan losses for the three months ended September 30, 2016, but did record a provision for loan losses of $225,000 during the year ended September 30, 2016, primarily due to the increased level of commercial real estate loans.  During the three months and year ended September 30, 2015, the Company established provisions for loan losses of $150,000 and $735,000, respectively, primarily due to the increase in the level of commercial real estate and construction loans outstanding as well as to address the level of the allowance for loan losses in light of charge-offs incurred during the second quarter of fiscal 2015 combined with the classification of $12.3 million of loans related to the Company's largest lending relationship as non-performing as described below. During the three months ended September 30, 2016, the Company did not record any recoveries or charge offs and during the year ended September 30, 2016, the Company recorded charge-offs totaling $11,000, along with a recovery of $125,000. The Company's largest lending relationship, which consists of nine loans aggregating $12.3 million , was classified as non-performing due to concerns with projected cash flows available to fund the borrower's future obligations.  As of September 30, 2016, the complete relationship was analyzed for impairment using the standards required in Accounting Standards Codification Topic 310 (formerly FASB No. 114).  The relationship was deemed to have sufficient collateral; thereby no impairment was required. The borrower's primary project, the development of 169 residential lots, has received all required permits and preparation of the necessary infrastructure has commenced.  The Company believes that the allowance for loan losses at September 30, 2016 was sufficient to cover all inherent and known losses associated with the loan portfolio at such date.

The allowance for loan losses totaled $3.3 million, or 0.9% of total loans and 20.6% of total non-performing loans at September 30, 2016 as compared to $2.9 million, or 0.8% of total loans and 21.0% of total non-performing loans at September 30, 2015.

About Prudential Bancorp, Inc.:

Prudential Bancorp, Inc. is the holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as five additional full-service branch offices, four of which are in Philadelphia, and one is in Drexel Hill, Delaware County, Pennsylvania.

Forward Looking Statements:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance, conditions relating to the Company and Polonia, or other effects of the proposed merger of the Company and Polonia. These forward-looking statements include statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond the Company's control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by the Company with the Securities and Exchange Commission ("SEC") and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the ability to satisfy other closing conditions to the merger, including approval by shareholders of Prudential of the issuance of shares of Company common stock to shareholders of Polonia; delay in closing the merger; difficulties and delays in integrating the Polonia business or fully realizing anticipated cost savings and other benefits of the merger; business disruptions following the merger; the strength of the United States economy in general and the strength of the local economies in which the Company and Polonia conduct their operations; general economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in tax policies, rates and regulations of federal, state and local tax authorities; changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of the Company's loan, investment and mortgage-backed securities portfolios; changes in accounting principles, policies or guidelines and other economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and fees; and the success of the Company at managing the risks involved in the foregoing.

The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review the Company's filings with the SEC, including the "Risk Factors" section in its most recent Annual Report on Form 10-K, as supplemented by its quarterly or other reports subsequently filed with the SEC.

Important Additional Information and Where to Find It

The Company has filed with the SEC a Registration Statement on Form S-4 relating to the proposed merger with Polonia, which includes a prospectus for the offer and sale of the Company's common stock as well as the proxy statement of the Company for the solicitation of proxies from its shareholders for use at the meeting at which the proposal to approve the issuance of shares in the merger will be considered. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED BY THE COMPANY WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the proxy statement and the proxy statement/prospectus, as well as other filings containing information about the Company, may be obtained at the SEC's website at http://www.sec.gov, when they are filed by the Company. You will also be able to obtain these documents, when they are filed, free of charge, from the Company at www.prudentialsavingsbank.com under the heading "About Us" and then under the Investor Relations menu. In addition, copies of the proxy statement can also be obtained, free of charge by directing a request to the Company at 1834 West Oregon Avenue, Philadelphia, PA 19145, Attention: Corporate Secretary or by contacting the Company's Corporate Secretary at 215-755-1500.

The Company and certain of its directors and executive officers may be deemed to be "participants" in the solicitation of proxies in connection with the proposed merger. Information concerning the interests of the Company's persons who may be considered "participants" in the solicitation is set forth in the proxy statement for the Company's 2016 annual meeting of shareholders, as filed with the SEC on January 8, 2016. Additional information concerning the Company's directors and executive officers, including their ownership of Company common stock, is set forth in the proxy statement relating to the merger. Free copies of this document may be obtained as described in the preceding paragraph.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2016	2015
	(Dollars in Thousands)
Selected Consolidated Financial and Other Data (Unaudited):
Total assets	$559,480	$487,189
Cash and cash equivalents	14,293	11,272
Investment and mortgage-backed securities:
Held-to-maturity	39,971	66,384
Available-for-sale	138,694	77,483
Loans receivable, net	344,948	312,633
Deposits	389,201	365,074
FHLB advances	50,638	--
Non-performing loans	15,878	13,932
Non-performing assets	16,459	14,801
Stockholders' equity	114,002	117,001
Full-service offices	6	7

	At or For the Three Months Ended September 30,		At or For the Year Ended September 30,
	2016	2015	2016	2015
	(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$4,587	$4,081	$17,483	$16,680
Total interest expense	853	807	3,326	3,430
Net interest income	3,734	3,274	14,157	13,250
Provision for loan losses	--	150	225	735
Net interest income after provision for loan losses	3,734	3,124	13,932	12,515
Total non-interest income	454	225	1,337	3,008
Total non-interest expense	2,783	3,307	11,290	13,175
Income before income taxes	1,405	42	3,979	2,348
Income tax expense	423	30	1,259	116
Net income	$982	$12	$2,720	$2,232
Basic earnings per share	$0.14	$0.002	$0.37	$0.27
Diluted earnings per share	$0.13	$--	$0.36	$0.27
Dividends paid per common share	$0.03	$0.03	$0.12	$0.27
Book value per share at end of period	$14.17	$13.85	$14.17	$13.85

Selected Operating Ratios(1):
Average yield on interest-earning assets	3.40%	3.41%	3.40%	3.38%
Average rate paid on interest-bearing liabilities	0.78%	0.86%	0.80%	0.90%
Average interest rate spread(2)	2.62%	2.54%	2.60%	2.49%
Net interest margin(2)	2.77%	2.73%	2.75%	2.69%
Average interest-earning assets to average interest-bearing liabilities	122.97%	128.084%	124.28%	128.72%
Net interest income after provision for loan losses to non-interest expense	134.17%	94.49%	123.40%	94.99%
Total non-interest expense to total average assets	2.00%	2.67%	2.82%	3.2%
Efficiency ratio(3)	66.45%	94.51%	72.87%	81.04%
Return on average assets	0.71%	0.01%	0.68%	0.58%
Return on average equity	3.46%	0.04%	3.15%	2.37%
Average equity to average total assets	20.45%	23.75%	21.55%	24.39%

	At or for the Three Months Ended September 30,		At or for Twelve Months Ended September 30,
	2016	2015	2016	2015
Asset Quality Ratios(4)(5)
Non-performing loans as a percentage of loans receivable, net(5)	4.60%	4.46%	4.60%	4.46%
Non-performing assets as a percentage of total assets(5)	2.94%	3.04%	2.94%	3.04%
Allowance for loan losses as a percentage of total loans	0.94%	0.93%	0.94%	0.93%
Allowance for loan losses as a percentage of non-performing loans	20.58%	21.03%	20.58%	21.03%
Net charge-offs (recoveries) to average loans receivable	0.00%	(0.14)%	(0.03)%	0.07%

Capital Ratios(6)
Tier 1 leverage ratio
Company	20.41%	23.73%	20.41%	23.73%
Bank	18.15%	19.50%	18.15%	19.50%
Tier 1 common equity risk-based capital ratio
Company	38.57%	50.63%	38.57%	50.63%
Bank	34.36%	41.66%	34.36%	41.66%
Tier 1 risk-based capital ratio
Company	38.57%	50.63%	38.57%	50.63%
Bank	34.36%	41.65%	34.36%	41.66%
Total risk-based capital ratio
Company	39.70%	51.98%	39.70%	51.98%
Bank	35.49%	43.00%	35.49%	43.00%

________________________________________________________________
(1)   With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.

(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)  The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)  Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)  Non-performing assets generally consist of all loans on non-accrual, loans which are 90 days or more past due as to principal or interest, and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure. Non-performing assets and non-performing loans also include loans classified as troubled debt restructurings due to being recently restructured and placed on non-accrual in connection with such restructuring until such time that an adequate sustained payment period under the restructured terms has been established to justify returning the loan to accrual status.  It is the Company's policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

(6)  The Company is not subject to the regulatory capital ratios imposed by Basel III on bank holding companies because the Company was deemed to be a small bank holding company.

Non-GAAP Measures Disclosures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Company's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The following table shows the reconciliation of net income and core income (a non-GAAP measure which excludes the effects of  one-time severance expense and expenses related to the pending merger with Polonia; management believes many investors desire to evaluate net income without regard to such gains or one-time expenses). Our non-GAAP core earnings should not be considered in isolation or as a substitute for net income, other (loss) income or other expense data that are calculated in accordance with GAAP. Moreover, the manner in which we calculate our non-GAAP core earnings may differ from that of other companies also reporting non-GAAP results.

	At or For the Three Months September 30,		At or For the Year Ended September 30,
	2016	2015	2016	2015
	(Dollars in Thousands)

GAAP income before income taxes	1,405	42	3,979	2,348
Income tax expense	423	30	1,259	116
Net income	$982	$12	$2,720	$2,232
One- time gain on sale of two branch offices (net of tax)	--	(231)	--	(2,024)
One-time merger related expenses (not tax deductible)	300	--	300	--
One-time severance expense (net of tax)	--	139	131	139
Core income (loss) (non-GAAP)	$1,282	$(80)	$3,151	$347